Exhibit 99.1

NEWS RELEASE	Lisa K. Klinger
FOR IMMEDIATE RELEASE	Vice President – Treasurer and
Investor Relations
(972) 409-1528
Michaels Stores, Inc. Reports Second Quarter Results
— Diluted EPS Increases 15.8% to $0.22 —
— Operating Income Increases 32.2% —
IRVING, Texas – August 24, 2005 – Michaels Stores, Inc. (NYSE: MIK) today reported preliminary unaudited financial results for its second quarter ended July 30, 2005. Net income for the quarter increased $4.1 million to $30.8 million, up 15.2% versus $26.7 million for the same quarter last year. Diluted earnings per share increased 15.8% for the quarter to $0.22 versus $0.19 in the second quarter of 2004.
     Michael Rouleau, Chief Executive Officer, said, “We are pleased with our overall performance for the quarter, as we increased our same-store sales by 4.2% over the same period last year and expanded our operating margins by over 140 basis points to 8.4% of sales. Our operating income increased 32.2% over the same period last year to a second quarter record of $62.8 million. We continue to make solid progress in leveraging our new inventory management systems, resulting in higher inventory in-stock positions, stronger sales of regular priced merchandise, reduced levels of clearance in our basic assortments and enhanced execution of our merchandising programs in our stores.”
     Mr. Rouleau added, “During the quarter, we also made excellent progress on our ‘Pursuit of the Perfect Store’ initiative. Our 25 test stores have been remodeled and their performance is exceeding the performance of the remainder of the chain. We are also in a position to begin piloting our new Hybrid Distribution method with key vendors in the second half of this year. Our Hybrid Distribution project is expected to add additional efficiencies to our supply chain, enhance service to our stores and improve our overall inventory quality and productivity.”
     Mr. Rouleau concluded, “For the second half of the year we expect our merchandising initiatives, stronger advertising programs, increased store staffing levels and improved store execution to deliver solid sales performance and record earnings. Fiscal 2005 should be our 9th straight year of record profit.”
Operating Performance
     Total sales for the quarter increased 9.2% to $745.5 million from $682.9 million for the same period last year. Same-store sales for the quarter increased 4.2% on a 2.4% increase in average ticket, a 1.4% increase in transactions and a 0.4% increase in custom frame deliveries. A favorable currency translation, due to the stronger Canadian dollar, contributed approximately 0.4% to the average ticket increase for the quarter. Our domestic Michaels Stores’ Pacific, Southwest and Southeast zones delivered strong same-store sales performances during the second quarter of this year with an average increase of approximately 6% versus the

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063
(972) 409-1300

same period last year. The more weather sensitive Northern, Mid-Atlantic, and Northeast zones averaged a same-store sales increase of approximately 1% over the second quarter of fiscal 2004. Strongest departmental performances came in our Jewelry & Beading, Paper-crafting, Foam and Yarn categories, all contributing solidly to overall same-store sales for the quarter.
     For the quarter, the Company’s operating income increased 32.2% to $62.8 million and to 8.4% of sales from $47.5 million and 7.0% of sales for the same period last year. Gross margin expanded approximately 20 basis points from 37.7% of sales in the second quarter of last year to 37.9% in the second quarter of fiscal 2005, due to improved merchandising margins, partially offset by higher occupancy costs. Merchandise margin expanded primarily as a result of stronger sales of merchandise at regular price and better clearance margin realization.
     Selling, general and administrative expenses increased 5.2% and supported a 9.2% increase in sales, with expenses as a percent of sales declining to 29.3% from 30.3% in the second quarter of last year. Reductions in personnel related costs over the prior year generated the majority of the expense leverage. In the second quarter of fiscal 2004, the Company reported that workers’ compensation costs increased significantly, up $4.5 million versus the second quarter of fiscal 2003, and recorded an expense of $4.9 million, on a pre-tax basis, for exposure related to financial difficulties at a major insurance carrier.
Balance Sheet
     The Company’s combined cash and short-term investment balances at the end of the quarter were $182.9 million, a decrease of $124.5 million over last year’s second quarter combined ending balance of $307.4 million. The Company previously announced that it redeemed its $200 million, 9 1/4% Senior Notes in July 2005, which also resulted in a pre-tax charge to earnings of $12.1 million recognized in the second quarter, representing the combination of the call premium and unamortized debt costs associated with the notes.
     Average inventory per Michaels store, at the end of the second quarter, inclusive of distribution centers, increased 6.9% year over year to $1.154 million after declining 10.7% in the second quarter of 2004. The primary driver of this increase came from an incremental investment in Yarn in preparation for the fall and holiday season. The Company’s Perpetual Inventory and Automated Replenishment merchandising systems continue to enable inventory to be redeployed from slow growth to higher growth categories with incremental inventory investments being made in Yarn, as well as feature space and Back to School categories.
     Additionally, during the quarter, the Company opened 13 and relocated three Michaels stores and opened two Recollections stores.
     The Company also announced that it has repurchased an additional 457,900 shares of the Company’s common stock during the second quarter of fiscal 2005 under its stock repurchase plans at an average price, including commission, of $41.13 per share. Subsequent to the end of the quarter, the Company repurchased an additional 542,100 shares at an average price, including commission, of $38.31 per share. As of August 24, 2005, under its repurchase plans, the Company is authorized to repurchase approximately 2.45 million additional shares plus such shares as may be repurchased with proceeds from the future exercise of options under the Company’s 2001 General Stock Option Plan.
Outlook
     The Company currently forecasts same-store sales for the third quarter of fiscal 2005 to increase 2% to 4% with operating margin expanding approximately 80 to 100 basis points, driving an increase of approximately 15% to 20% in operating income versus the third quarter of fiscal 2004. Diluted earnings per share for the third quarter of 2005 are currently expected to range from $0.38 to $0.40, versus $.31 in the third quarter of 2004.

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063
(972) 409-1300

     For the fourth quarter of fiscal 2005, same-store sales are expected to increase 4% to 6% over the fourth quarter of fiscal 2004. Operating margin is expected to expand by approximately 150 to 200 basis points in the fourth quarter of fiscal 2005 versus the fourth quarter of fiscal 2004, driven by gross margin expansion. As compared to the fourth quarter of fiscal 2004, operating income is expected to increase over the prior year by 20% to 25% in the fourth quarter with net income and diluted earnings per share also increasing 20% to 25%.
     For fiscal 2005, the Company currently expects same-store sales to increase 4% to 6% and total sales to increase 9% to 11%. Operating margin for the year is currently expected to grow approximately 150 to 160 basis points primarily driven by gross margin expansion. Diluted earnings per share for 2005 are currently expected to range from $1.85 to $1.90, an increase of approximately 25% to 30% over fiscal 2004 results.
     The Company will host a conference call at 4:00 p.m. central time today to discuss its second quarter and year-to-date fiscal 2005 earnings results as well as its outlook for the second half of fiscal 2005. Those who wish to participate in the call may do so by dialing 973-633-6740. Any interested party will also have the opportunity to access the call via the Internet at www.michaels.com. To listen to the live call, please go to the website at least fifteen minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available for 30 days after the date of the event. Recordings may be accessed at www.michaels.com or by phone at 973-341-3080, PIN 5446629.
     The Company plans to release its 2005 third quarter sales on Thursday, November 3, 2005, at 6:30 a.m. central time. Any interested party may view the Company’s press release at www.michaels.com.
     Michaels Stores, Inc. is the world’s largest specialty retailer of arts, crafts, framing, floral, wall décor, and seasonal merchandise for the hobbyist and do-it-yourself home decorator. As of August 24, 2005, the Company owns and operates 872 Michaels stores in 48 states and Canada, 165 Aaron Brothers stores, 11 Recollections stores and four Star Wholesale operations.
     This document may contain forward-looking statements that reflect our plans, estimates, and beliefs. Any statements contained herein (including, but not limited to, statements to the effect that Michaels or its management “anticipates,” “plans,” “estimates,” “expects,” “believes,” and other similar expressions) that are not statements of historical fact should be considered forward-looking statements and should be read in conjunction with our consolidated financial statements and related notes in our Annual Report on Form 10-K for the fiscal year ended January 29, 2005, and in our Quarterly Report on Form 10-Q for the quarter ended April 30, 2005. Specific examples of forward-looking statements include, but are not limited to, forecasts of same-store sales growth, operating income, and diluted earnings per share. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to remain competitive in the areas of merchandise quality, price, breadth of selection, customer service, and convenience; our ability to anticipate and/or react to changes in customer demand; changes in consumer confidence; unexpected consumer responses to changes in promotional programs; unusual weather conditions; the execution and management of our store growth and the availability of acceptable real estate locations for new store openings; the effective maintenance of our perpetual inventory and automated replenishment systems and related impacts to inventory levels; delays in the receipt of merchandise ordered from our suppliers due to delays in connection with either the manufacture or shipment of such merchandise; transportation delays (including dock strikes and other work stoppages); changes in political, economic, and social conditions; commodity, energy and fuel cost increases, currency fluctuations, and changes in import duties; our ability to maintain the security of electronic and other confidential information; financial difficulties of any of our insurance providers, key vendors, or suppliers; and other factors as set forth in our Annual Report on Form 10-K for the fiscal year ended January 29, 2005, particularly in “Critical Accounting Policies and Estimates” and “Risk Factors,” and in our other Securities and Exchange Commission filings. We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available.
     This press release is also available on the Michaels Stores, Inc. website (www.michaels.com).
— Tables Follow —

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063
(972) 409-1300

Michaels Stores, Inc.
Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Six Months Ended
	July 30,	July 31,	July 30,	July 31,
	2005	2004	2005	2004
Net sales	$745,493	$682,934	$1,566,509	$1,408,786
Cost of sales and occupancy expense	463,203	425,628	979,539	891,256

Gross profit	282,290	257,306	586,970	517,530
Selling, general, and administrative expense	218,012	207,158	442,482	412,859
Store pre-opening costs	1,454	2,643	4,193	5,126

Operating income	62,824	47,505	140,295	99,545
Interest expense	15,500	5,069	20,590	10,397
Other (income) and expense, net	(2,369)	(877)	(5,049)	(1,666)

Income before income taxes	49,693	43,313	124,754	90,814
Provision for income taxes	18,878	16,567	47,406	34,736

Net income	$30,815	$26,746	$77,348	$56,078

Earnings per common share:
Basic	$0.23	$0.20	$0.57	$0.41

Diluted	$0.22	$0.19	$0.56	$0.40

Weighted average shares outstanding:
Basic	135,774	136,304	135,896	136,432

Diluted	139,134	139,280	139,203	139,486

Dividends per common share	$0.10	$0.06	$0.17	$0.12

Michaels Stores, Inc.
Consolidated Balance Sheets
(In thousands, except share data)
(Unaudited)

Subject to reclassification	July 30,	January 29,	July 31,
	2005	2005	2004
ASSETS
Current assets:
Cash and equivalents	$182,909	$535,852	$257,443
Short-term investments	—	50,379	50,000
Merchandise inventories	1,090,239	936,395	954,736
Prepaid expenses and other	39,010	26,613	39,655
Deferred and prepaid income taxes	58,580	22,032	26,865

Total current assets	1,370,738	1,571,271	1,328,699

Property and equipment, at cost	963,201	913,174	845,738
Less accumulated depreciation	(544,714)	(506,193)	(450,010)

	418,487	406,981	395,728

Goodwill	115,839	115,839	115,839
Other assets	18,765	17,569	14,923

	134,604	133,408	130,762

Total assets	$1,923,829	$2,111,660	$1,855,189

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$248,645	$256,266	$211,408
Accrued liabilities and other	232,385	242,682	194,798
Income taxes payable	—	12,992	—

Total current liabilities	481,030	511,940	406,206

9 1/4% Senior Notes due 2009	—	200,000	200,000
Deferred income taxes	26,848	30,355	28,241
Other long-term liabilities	86,898	72,200	39,170

Total long-term liabilities	113,746	302,555	267,411

	594,776	814,495	673,617

Commitments and contingencies
Stockholders’ equity:
Preferred Stock, $0.10 par value, 2,000,000 shares authorized; none issued	—	—	—
Common Stock, $0.10 par value, 350,000,000 shares authorized; shares issued and outstanding of 135,827,039 at July 30, 2005, 135,726,717 at January 29, 2005, and 135,774,156 at July 31, 2004	13,583	13,573	13,577
Additional paid-in capital	425,002	451,449	463,523
Retained earnings	880,990	826,821	700,079
Accumulated other comprehensive income	9,478	5,322	4,393

Total stockholders’ equity	1,329,053	1,297,165	1,181,572

Total liabilities and stockholders’ equity	$1,923,829	$2,111,660	$1,855,189

Michaels Stores, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended
Subject to reclassification	July 30,	July 31,
	2005	2004
Operating activities:
Net income	$77,348	$56,078
Adjustments:
Depreciation	48,085	43,576
Amortization	194	197
Write-off of unamortized debt issuance costs	12,133	—
Other	325	521
Changes in assets and liabilities:
Merchandise inventories	(153,844)	(61,813)
Prepaid expenses and other	(12,397)	(10,457)
Deferred income taxes and other	(4,853)	1,712
Accounts payable	(7,621)	38,700
Income taxes payable	(32,737)	(2,377)
Accrued liabilities and other	(5,363)	869
Other long-term liabilities	11,584	2,190

Net cash (used in) provided by operating activities	(67,146)	69,196

Investing activities:
Additions to property and equipment	(60,510)	(51,861)
Purchases of short-term investments	(226)	(50,000)
Sales of short-term investments	50,605	—
Net proceeds from sales of property and equipment	—	45

Net cash used in investing activities	(10,131)	(101,816)

Financing activities:
Repayment of Senior Notes	(209,250)	—
Proceeds from stock options exercised	25,787	18,387
Repurchase of Common Stock	(71,197)	(55,114)
Cash dividends paid to stockholders	(23,184)	(16,364)
Proceeds from issuance of Common Stock and other	2,178	1,329

Net cash used in financing activities	(275,666)	(51,762)

Net decrease in cash and equivalents	(352,943)	(84,382)
Cash and equivalents at beginning of period	535,852	341,825

Cash and equivalents at end of period	$182,909	$257,443

Michaels Stores, Inc.
Summary of Operating Data
(Unaudited)
The following table sets forth the percentage relationship to net sales of each line item of our unaudited consolidated statements of income:

	Quarter Ended		Six Months Ended
	July 30,	July 31,	July 30,	July 31,
	2005	2004	2005	2004
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales and occupancy expense	62.1	62.3	62.5	63.3

Gross profit	37.9	37.7	37.5	36.7
Selling, general, and administrative expense	29.3	30.3	28.2	29.3
Store pre-opening costs	0.2	0.4	0.3	0.3

Operating income	8.4	7.0	9.0	7.1
Interest expense	2.1	0.8	1.3	0.8
Other (income) and expense, net	(0.4)	(0.1)	(0.3)	(0.1)

Income before income taxes	6.7	6.3	8.0	6.4
Provision for income taxes	2.6	2.4	3.1	2.4

Net income	4.1%	3.9%	4.9%	4.0%

The following table sets forth certain of our unaudited operating data (dollar amounts in thousands):

	Quarter Ended		Six Months Ended
	July 30,	July 31,	July 30,	July 31,
	2005	2004	2005	2004
Michaels stores:
Retail stores open at beginning of period	857	818	844	804
Retail stores opened during the period	13	9	27	23
Retail stores opened (relocations) during the period	3	10	11	22
Retail stores closed during the period	—	—	(1)	—
Retail stores closed (relocations) during the period	(3)	(10)	(11)	(22)

Retail stores open at end of period	870	827	870	827

Aaron Brothers stores:
Retail stores open at beginning of period	165	158	164	158
Retail stores opened during the period	—	3	1	3
Retail stores closed during the period	—	(1)	—	(1)

Retail stores open at end of period	165	160	165	160

ReCollections stores:
Retail stores open at beginning of period	9	2	8	2
Retail stores opened during the period	2	3	3	3

Retail stores open at end of period	11	5	11	5

Star Wholesale stores:
Wholesale stores open at beginning of period	4	3	3	3
Wholesale stores opened during the period	—	—	1	—

Wholesale stores open at end of period	4	3	4	3

Total store count at end of period	1,050	995	1,050	995

Other operating data:
Average inventory per Michaels store (1)	$1,154	$1,079	$1,154	$1,079
Comparable store sales increase (2)	4.2%	5.5%	6.1%	5.7%

(1)	Average inventory per Michaels store calculation excludes Aaron Brothers, Recollections, and Star Wholesale stores.

(2)	Comparable store sales increase represents the increase in net sales for stores open the same number of months in the indicated period and the comparable period of the previous year, including stores that were relocated or expanded during either period. A store is deemed to become comparable in its 14th month of operation in order to eliminate grand opening sales distortions.